As filed with the Securities and Exchange Commission on May 12, 2008
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ORBITZ WORLDWIDE, INC.
(Exact name of registrant as specified in its charter)

Delaware	20-5337455
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

500 West Madison Street,	60661
Suite 1000	(Zip Code)
Chicago, Illinois
(Address of Principal
Executive Offices)

Orbitz Worldwide, Inc. 2007 Equity and Incentive Plan
(Full title of the plan)

James P. Shaughnessy
Senior Vice President, General Counsel and Secretary
Orbitz Worldwide, Inc.
500 West Madison Street
Suite 1000
Chicago, Illinois 60661
(Name and address of agent for service)
(312) 894-5000
(Telephone number, including area code, of agent for service)

Copy to:
Heidi J. Steele
McDermott Will & Emery LLP
227 West Monroe Street
Chicago, IL 60606
Telephone: (312) 372-2000
Facsimile: (312) 984-7700

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities	Amount to be	offering price	aggregate offering	Amount of
to be registered	registered (1)	per share (2)	price (2)	registration fee
Common Stock, par value $.01 per share	9,000,000 shares	$7.40	$66,600,000	$2,617.38

(1)	Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers additional shares of the Registrant’s Common Stock that may become issuable under the Plan (as defined below) by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of the Registrant’s Common Stock.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act based on the average of the high and low prices per share of the Registrant’s Common Stock as quoted on the New York Stock Exchange on May 7, 2008.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
     This Registration Statement relates to an amendment to the Orbitz Worldwide, Inc. 2007 Equity and Incentive Plan (the “Plan”) that increases the number of shares of Common Stock authorized and reserved for issuance thereunder by 9,000,000 shares. Pursuant to General Instruction E of Form S-8, the Registration Statement on Form S-8 relating to the Plan (SEC File No. 333-145591) filed by the Registrant with the Securities and Exchange Commission (the “SEC”) on August 21, 2007 is incorporated herein by reference, except as amended hereby.
Item 5. Interests of Named Experts and Counsel.
     The validity of the shares of the Registrant’s Common Stock registered hereby has been passed upon for us by McDermott, Will & Emery LLP, Chicago, Illinois. A copy of the opinion is attached as Exhibit 5.1 to this Registration Statement.
Item 8. Exhibits.

Exhibit No.	Description
4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Amendment No. 6 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-142797), filed on July 18, 2007).
5.1	Opinion of McDermott Will & Emery LLP.
10.1	Orbitz Worldwide, Inc. 2007 Equity and Incentive Plan (incorporated by reference to Appendix B of the Registrant’s Proxy Statement on Schedule 14A filed on March 24, 2008).
23.1	Consent of Deloitte & Touche LLP.
23.2	Consent of McDermott Will & Emery LLP (included in Exhibit 5.1).
24.1	Power of Attorney (filed as part of signature page).
Item 9. Undertakings.
     (a) The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in the post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Chicago, State of Illinois, on May 12, 2008.

ORBITZ WORLDWIDE, INC.
By:	/s/ Steven Barnhart
	Name:	Steven Barnhart
	Title:	President, Chief Executive Officer and Director

POWER OF ATTORNEY
     Each of the undersigned officers and directors of the Registrant, in connection with the registration by the Registrant of shares of its common stock or other interests to be issued pursuant to the Registrant’s amended 2007 Equity and Incentive Plan, hereby constitutes and appoints each of Marsha C. Williams, Senior Vice President and Chief Financial Officer, and James P. Shaughnessy, Senior Vice President, General Counsel and Secretary, with full power to each to act alone, and any successor to the office held by each, the undersigned’s true and lawful attorney-in-fact and agent on the undersigned’s behalf and in the undersigned’s name, place and stead, in any and all capacities, to execute and file with the SEC this Registration Statement or other appropriate form, together with all amendments, including post-effective amendments, supplements, and any other documents required to be filed with respect thereto with any regulatory authority, granting unto such attorneys full authority to perform each act to effectuate the same.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Steven Barnhart	President, Chief Executive Officer and Director (Principal Executive Officer)	May 12, 2008

Steven Barnhart

/s/ Marsha C. Williams	Senior Vice President, Chief Financial Officer (Principal Financial Officer)	May 12, 2008

Marsha C. Williams

/s/ John W. Bosshart	Vice President (Principal Accounting Officer)	May 12, 2008

John W. Bosshart

/s/ Jeff Clarke	Chairman of the Board of Directors	May 12, 2008

Jeff Clarke

/s/ Richard P. Fox	Director	May 12, 2008

Richard P. Fox

/s/ Jill A. Greenthal	Director	May 12, 2008

Jill A. Greenthal

/s/ William J.G. Griffith, IV	Director	May 12, 2008

William J.G. Griffith, IV

/s/ Paul C. Schorr, IV	Director	May 12, 2008

Paul C. Schorr, IV

/s/ Jaynie Miller Studenmund	Director	May 12, 2008

Jaynie Miller Studenmund

EXHIBIT INDEX

Exhibit No.	Description

4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Amendment No. 6 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-142797), filed on July 18, 2007).
5.1	Opinion of McDermott Will & Emery LLP.
10.1	Orbitz Worldwide, Inc. 2007 Equity and Incentive Plan (incorporated by reference to Appendix B of the Registrant’s Proxy Statement on Schedule 14A filed on March 24, 2008).
23.1	Consent of Deloitte & Touche LLP.
23.2	Consent of McDermott Will & Emery LLP (included in Exhibit 5.1).
24.1	Power of Attorney (filed as part of signature page).